June 30, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


         Re: Statement on Form U-1 of The Southern Company and Southern Power Company (File No. 70-10293)


Ladies and Gentlemen:

         We are familiar with the statement on Form U-1, as amended, filed by The Southern Company ("Southern") and Southern Power Company ("Southern Power") (the "Application"). In the Application, Southern Power requests authority under the Public Utility Holding Company Act of 1935, as amended (the "Act"), to engage in various financing and related transactions (the "Proposed Transactions") through June 30, 2007.

         We are of the opinion that Southern Power is a validly organized and duly existing corporation under the laws of the State of Delaware, and that, upon the adoption of appropriate resolutions by the board of directors of Southern Power (or a duly authorized committee thereof), upon the issuance of your order or orders in this matter permitting the Application to become effective with respect to the consummation of the Proposed Transactions, upon compliance with the Securities Act of 1933, as amended and any relevant state securities laws and in the event that the Proposed Transactions are consummated in accordance with the terms of the Application and your order or orders:

         (a) all state laws applicable to the Proposed Transactions as described in the Application have been complied with;

         (b) any debt securities and any guarantees issued by Southern Power as contemplated in the Application will be valid and binding obligations of Southern Power in accordance with their terms;

         (c) any shares of common stock or preferred stock issued or sold by Southern Power as contemplated in the Application will be validly issued, fully paid, and non-assessable and the holders thereof will be entitled to the rights and privileges appertaining thereto; and


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         (d) the consummation by Southern Power of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Southern Power or any "associate" company, as such term is defined in the Act, of Southern Power.

         We are members of the State Bar of Alabama and we express no opinion as to the laws of any jurisdiction other than the internal laws of the State of Alabama, the Delaware General Corporation Law (without reference to interpretive case law) and United States Federal law.

         We hereby consent to the use of this opinion as an exhibit to the above-mentioned statement on Form U-1.

                                                       Very truly yours,

                                                        /s/Balch & Bingham LLP